Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Borr Drilling Limited of our report dated March 27, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Borr Drilling Limited's Annual Report on Form 20-F for the year ended December 31, 2023.

/s/ PricewaterhouseCoopers LLP
Watford, United Kingdom
December 2, 2024